Exhibit 3.1
STATE OF DELAWARE

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
AXCAN INTERMEDIATE HOLDINGS INC.
Axcan Intermediate Holdings Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),
DOES HEREBY CERTIFY:
FIRST: That the Board of Directors of the Corporation, by unanimous written consent, adopted resolutions to effect a change in the Corporation’s name so that Article 1 of the Certificate of Incorporation of the Corporation be amended by deleting Article 1 in its entirety and replacing it with the following:
1.	Name. The name of this corporation is Aptalis Pharma Inc.
SECOND: That, in lieu of a meeting and vote of the stockholders, the stockholders of the Corporation have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.
THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed on this 4th day of May, 2011.

/s/ Steve Gannon
Steve Gannon
Senior Vice President, Chief Financial Officer and Treasurer